UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 1, 2015
Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland
(Address of principal executive offices, including zip code)
011-353-1-634-7800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 1, 2015, Jazz Pharmaceuticals Ireland Limited (“Jazz Ireland”), a subsidiary of Jazz Pharmaceuticals plc (the “Company”), entered into a Master Manufacturing Services Agreement (the “Master Agreement”) with Patheon Pharmaceuticals Inc. (“Patheon”). The Master Agreement establishes the general terms and conditions pursuant to which Patheon or its affiliates will provide manufacturing services to Jazz Ireland or its affiliates (together, “Jazz”) for drug products specified by Jazz from time to time (the “Products”), including Xyrem® (sodium oxybate) oral solution. The Master Agreement expires on December 31, 2020 and thereafter will automatically renew for successive two-year terms if Patheon is then providing manufacturing services for any Product, unless either party provides 18 months prior notice of termination. In addition, Jazz Ireland may terminate the Master Agreement for any reason upon 12 months prior written notice, and both parties have early termination rights upon notice of varying lengths for other causes, including for the counterparty’s uncured material breach. The Master Agreement supersedes the Xyrem Manufacturing Services and Supply Agreement, dated as of March 13, 2007, between Patheon and Jazz Pharmaceuticals, Inc.

The foregoing is only a brief description of the material terms of the Master Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Master Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Suzanne Sawochka Hooper
Name:	Suzanne Sawochka Hooper
Title:	Executive Vice President and General Counsel
Date: October 7, 2015